IKON ANNOUNCES TRANSITION OUT OF U.S. AND CANADIAN LEASING BUSINESS

   IKON to Receive Approximately $1.5 Billion in Gross Cash Proceeds from GE;
          Significantly Improves Balance Sheet and Capital Requirements

       ANNOUNCES STRATEGIC ALLIANCE WITH GE VENDOR FINANCIAL SERVICES FOR
                     LEASE FINANCING IN THE U.S. AND CANADA

Valley Forge, Pennsylvania - December 11, 2003 - IKON Office Solutions, Inc. (NYSE:IKN) today announced that it has entered into a definitive agreement with GE Vendor Financial Services ("GE"), a business unit of GE Commercial Finance, that will make GE the Company's preferred lease-financing source in the U.S. and Canada. Under the definitive agreement, for approximately $1.5 billion in gross proceeds, IKON will sell certain assets and liabilities of IOS Capital, including a portion of its lease portfolio; transfer its facilities, systems and processes to GE; and have the approximately 400 IOS Capital employees offered employment by GE. In addition, IKON will enter into a Program Agreement with GE for funding or servicing of IKON's lease originations in the U.S. and Canada.

Highlights of the transaction include:

    o   IKON to receive approximately $1.5 billion in gross proceeds;

    o   IKON   significantly   transforms   balance  sheet  and  future  capital
        requirements;

    o GE to conduct leasing operations out of the existing IOS Capital facilities;

    o GE to provide funding and servicing of IKON's future lease originations in the U.S. and Canada;

    o   The initial term of the Program  Agreement will be five years;

    o IKON to receive a percentage fee based on all new lease originations funded by GE;

    o IKON to receive a monthly volume fee for the first five years for providing exclusive services related to lease generation;

    o IKON and GE will enter into profit-sharing agreements related to certain remarketing services provided by IKON; and,

    o The program will be designed to optimize IKON's existing sales, credit processes and customer servicing relationships to provide for a seamless transition for IKON's customers and employees.

"This new alliance will unleash the value of IKON's high-quality leasing organization, while we simultaneously create an even more powerful, combined offering with GE Vendor Financial Services that supports our future, and mutually beneficial goals," stated Matthew J. Espe, IKON's Chairman and Chief Executive Officer. "The transaction will allow us to significantly transform our balance sheet. In addition, with the majority of our equipment sales leased by customers, this alliance will provide a strong earnings contribution with steady cash flows, allowing us to free invested capital that can now be redeployed to accelerate internal growth and return value to our shareholders.

"IOS Capital has played an important role in the continued evolution of IKON's business model. Leading many of our initial centralization and process investments, IOS Capital has been an early benefactor in the value creation achieved as IKON completes its operational transformation. Lease offerings and sales tools have been effectively integrated with our sales organization that has continued to win market share, growing the percentage of equipment sales that are leased from 66% to 81% in four years and the total portfolio by over 30%, to make IOS Capital the 11th largest captive finance organization in North America. In addition, our steadfast commitment to centralization, process disciplines and customer service has shaped

IOS Capital into a high-quality lease organization and the only office equipment lease organization to achieve a Select Servicer status by Standard & Poor's. As we looked to move to the next level of value creation, it was very important for us to align with a company that will deliver the same high standards of service to our customers that they have come to expect from IOS Capital.

"GE is an obvious choice because of their world-class reputation as a financial services provider with a strong history of excellence that can offer our customers a broader range of credit capabilities and financial products," continued Espe. "GE's significant experience in commercial finance and equipment leasing will provide IKON greater flexibility to support our global growth initiatives. This alliance pairs two organizations that have a customer-centered vision, superior asset origination capabilities and a commitment to quality. This is an exciting time in our company's evolution; it's another step in a series of value creation actions that will benefit IKON, its customers, and our shareholders," concluded Espe.

"A highly respected participant in the equipment leasing market, IKON brings to GE a quality portfolio of assets, as well as a reputation for managing a responsive and efficient leasing business," said Dan Henson, President and Chief Executive Officer of GE Vendor Financial Services. "We look forward to continuing to deliver the highest level of service and support to existing and new IKON leasing customers, and continued growth for both businesses."

Asset Sale and Program Agreements
---------------------------------
Under the terms of the agreements, and subject to closing adjustments, IKON will receive gross proceeds of approximately $1.5 billion for certain assets and liabilities of IOS Capital, which include $1.9 billion of assets (including approximately $1.8 billion in net lease receivables and corresponding residuals, of which approximately $0.4 billion is supported by lease-backed notes to be transferred to GE); transfer its Macon, Georgia facilities and its systems and related processes to GE; and have the approximately 400 IOS Capital employees offered employment by GE.

IKON will retain approximately $1.4 billion of IOS Capital's net lease receivables and corresponding residuals, of which approximately $1.2 billion is supported by lease-backed notes, primarily related to the two most recent asset-backed transactions. This portfolio will be serviced by GE and is expected to primarily run off over the next 24 months. IKON will retain the Canadian portfolio and assume IOS Capital's $350 million 7.25% notes due 2008 and $300 million 5% convertible notes due 2007.

In addition, under the terms of the Program Agreement, GE Vendor Financial Services will become IKON's preferred lease-financing source, with IKON receiving a lease origination fee on all new lease originations provided to GE Vendor Financial Services for a five year term, with a three or five year renewal option. During the initial five year term, IKON will also receive a monthly volume fee for providing exclusive services related to lease generation, subject to a maximum aggregate fee of $253 million over the term of the agreement. For remarketing and other services provided by IKON to support GE Vendor Financial Services, IKON will receive variable rates of profit-sharing on net proceeds.

Use of Proceeds
---------------
Proceeds from the transaction are intended to be used to strengthen IKON's balance sheet, improve its financial flexibility, pay transaction-related deferred taxes and for general corporate purposes. Excluding lease finance debt, the Company intends to target a debt to capital ratio in the range of 30% to 35%. In anticipation of the substantial improvement of IKON's balance sheet, continued strong cash generation and reduced capital requirements as a result of this transaction, IKON has also announced today that it intends to enter into negotiations to replace or amend its existing $300 million credit facility to increase its options for use of proceeds, including share repurchases and other strategic alternatives.

Closing
-------
The transaction has been approved by both companies. The closing of the transaction is subject to execution of the definitive Program Agreement and customary conditions, including receipt of third party consents. The transaction is expected to close in the first quarter of calendar 2004.

Lehman Brothers acted as IKON's exclusive financial advisor.

About IKON
IKON Office Solutions (www.ikon.com) integrates imaging systems and services that help businesses manage document workflow and increase efficiency. As the world's largest independent distribution channel for copier and printer technologies, IKON offers best-in-class systems from leading manufacturers such as Canon, Ricoh and Hewlett Packard and service support through its team of 7,000 service professionals worldwide. IKON also represents the industry's broadest portfolio of document management services: outsourcing and professional services, on-site copy and mailroom management, fleet management, off-site digital printing solutions, and customized workflow and imaging application development. IKON also provides lease financing services to its customers through its wholly-owned subsidiaries, including IOS Capital, LLC. With Fiscal 2003 revenues of $4.7 billion, IKON has approximately 600 locations throughout North America and Europe.

IOS Capital, LLC is IKON's wholly-owned leasing subsidiary in the U.S. Created in 1987, IOS Capital services more than 100,000 customers, manages over 400,000 assets and originates approximately $1.5 billion in new financing on an annualized basis. IOS Capital has approximately 400 employees and is located in Macon, Georgia.

About GE Vendor Financial Services
GE Vendor Financial Services (www.vendorfinancialservices.com), a unit of GE Commercial Finance, is a global leader in developing and providing financial solutions and services to equipment manufacturers, distributors, dealers and their end users. With $26 billion in served assets worldwide, 1,200 manufacturers, 49,000 dealers & distributors and over 600,000 accounts in more than 30 countries, Vendor Financial Services helps its customers drive new business by providing superior service, a commitment to quality and the application of the latest e-commerce technology.

About GE Commercial Finance
GE Commercial Finance offers businesses of all sizes an array of financial services and products worldwide. With approximately $200 billion in assets and an expertise in the mid-market segment, GE Commercial Finance provides loans, operating leases, financing programs and innovative structured capital to help customers grow. A wholly owned subsidiary of the General Electric Company, GE Commercial Finance is headquartered in Stamford, Connecticut, USA. GE is a diversified services, technology and manufacturing company with operations worldwide.


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LIVE WEBCAST/CONFERENCE CALL TODAY: IKON will host a conference call and live webcast with slides for analysts and investors today at 9:30 a.m. EST. Please call (913) 981-5520 to participate approximately ten minutes before the scheduled start time. The live webcast can be accessed on IKON's Investor Relations homepage under Calendar & Presentations. A complete replay of the webcast will also be available on IKON's Investor Relations homepage approximately two hours after the call ends for at least the next 90 days. To listen, please go to www.ikon.com, Investor Relations, and select Presentations. Beginning at 1:00 p.m. EST on December 11, 2003 and ending at midnight EST on December 13, 2003, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 636112.
================================================================================

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our IKON's ability to complete the proposed transaction with GE involving IOS Capital; the expected closing date of the transaction; fees and profit-sharing arrangements upon signing of the Program Agreement; expected proceeds from the transaction; future balance sheet improvements; and plans to renegotiate the credit facility. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the e-IKON initiative; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

                                     (GIKN)
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